UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Waste Connections Inc.
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WASTE CONNECTIONS, INC.
Connect with the Future

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held May 25, 2005

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Waste Connections, Inc. to be held on Wednesday, May 25, 2005, at 10:00 A.M., Pacific Time. The meeting will be held at the Sacramento Marriott Rancho Cordova, 11211 Point East Drive, Rancho Cordova, California 95742, for the following purposes:

1. To elect two Class I directors to serve for a term of three years; and

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

Only stockholders of record of Waste Connections common stock at the close of business on March 28, 2005 are entitled to receive notice of and to vote at the annual meeting or any adjournment of the annual meeting.

Waste Connections' annual report for the fiscal year 2004 is enclosed for your convenience.

Stockholders of record may vote their proxies by signing, dating and returning the enclosed proxy card. If your shares are held in the name of a bank or broker, you may be able to vote by telephone or on the Internet. Please follow the instructions on the form you receive from your bank or broker. The method by which you decide to vote will not limit your right to vote at the annual meeting. If you later decide to attend the annual meeting in person, you may vote your shares even if you have submitted a proxy in writing, by telephone or on the Internet.

By Order of the Board of Directors,

Robert D. Evans Secretary

April 7, 2005

Your vote is important. Whether or not you plan to attend the annual meeting, please sign and date the enclosed proxy card or follow any telephone or Internet procedures established by your bank or broker as promptly as possible in order to ensure your representation at the annual meeting.

WASTE CONNECTIONS, INC.
 35 Iron Point Circle, Suite 200
Folsom, California 95630

PROXY STATEMENT

for the

ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 25, 2005

GENERAL INFORMATION

About this Proxy Statement

We sent you these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares.

We will bear the costs of soliciting proxies from our stockholders. In addition to soliciting proxies by mail, our directors, officers and employees, without receiving additional compensation, may solicit proxies by telephone or in person.

We will arrange for banks and brokerage firms to forward these proxy materials to the beneficial owners of our common stock for whom they hold shares of record, and we will reimburse them for reasonable out-of-pocket expenses incurred in forwarding these materials. We began mailing these proxy materials to our stockholders on or about April 11, 2005.

Who May Vote

Every holder of Waste Connections common stock, as recorded in our stock register at the close of business on March 28, 2005, may vote at the annual meeting. As of March 28, 2005, there were 46,996,305 shares of common stock outstanding and entitled to vote. Each of those stockholders is entitled to one vote for each share of our common stock held by the stockholder. Shares and share prices discussed in this proxy statement have been adjusted to reflect our three-for-two stock split, in the form of a 50% stock dividend, effective as of June 24, 2004.

How to Vote

You may vote in person at the annual meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You may revoke your proxy before we vote it at the meeting by submitting a new proxy with a later date, voting in person at the meeting or notifying our Corporate Secretary in writing at: Waste Connections, Inc., 35 Iron Point Circle, Suite 200, Folsom, California, 95630. We will count your most current proxy, unless you vote in person at the meeting.

How Proxies Work

Our Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you direct. You can vote by proxy:

  by mail by signing, dating and mailing the enclosed proxy card; or

  by telephone or over the Internet if your shares are held in the name of a bank or broker, and instructions for voting in this manner are included in information you receive from your bank or broker.

If you sign your proxy card but do not give voting instructions, we will vote your shares as follows:

  in favor of our two director candidates; and

  in favor of the ratification of the independent registered public accounting firm.

For any other matters that may properly come before the meeting, your shares will be voted at the discretion of the proxy holders. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposal, or you may abstain from voting.

You may receive more than one proxy card depending on how you hold your shares. Shares registered in your name are covered by one proxy card. If you hold shares through someone else, such as a broker, you may also receive material from them asking how you want to vote. You should complete and return each proxy card or other voting instruction request provided to you.

Quorum

In order to carry on the business of the annual meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote as of the close of business on the record date must be present at the meeting, either by proxy or in person.

Abstentions, directions to withhold authority and broker non-votes are counted as present at the meeting for determining whether we have a quorum. A broker non-vote occurs when a broker signs and returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Votes Needed

Directors are elected by a plurality of shares present at the meeting, meaning the two nominees that receive the highest number of votes cast in favor of their election will be elected.

The ratification of the independent registered public accounting firm requires the favorable vote of a majority of the shares present, either by proxy or in person, and entitled to vote.

Abstentions and directions to withhold authority have the same effect as a vote against a matter because they are considered present and entitled to vote, but are not voted.

Broker non-votes will be considered present for quorum purposes but not considered entitled to vote. Accordingly, broker non-votes will have no effect on the vote.

Attending in Person

Only stockholders, their proxy holders and our invited guests may attend the meeting. If you plan to attend, please bring identification and, if you hold shares in street name, you should bring your bank or broker statement showing your beneficial ownership of our stock in order to be admitted to the meeting.

Counting the Vote

We will use an automated system administered by our transfer agent to tabulate the votes at the annual meeting. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of common stock if the broker or nominee has not received instructions from the beneficial owner or other person entitled to vote.

PRINCIPAL STOCKHOLDERS

The following table shows the amount of Waste Connections' common stock beneficially owned, as of March 1, 2005, by: (i) each person or entity that we know owns more than 5% of our common stock; (ii) the named executive officers identified below under "Executive Compensation" and each director and nominee of Waste Connections; and (iii) all current directors, nominees and executive officers of Waste Connections as a group. An asterisk in the percent of outstanding shares column indicates beneficial ownership of less than 1% by a director. Shares and share prices discussed in this proxy have been adjusted to reflect our three-for-two stock split, in the form of a 50% stock dividend, effective as of June 24, 2004.

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
FMR Corp. (2)	3,981,070	8.4%
Westfield Capital Management Co., LLC (2)	2,998,790	6.3
Franklin Resources, Inc. (2)	2,853,149	6.0
T. Rowe Price Associates, Inc. (2)	2,505,450	5.2
Steven F. Bouck	561,808 (3)	1.2
Ronald J. Mittelstaedt	532,827 (4)	1.1
Robert D. Evans	229,000 (5)	0.5
Eugene V. Dupreau	207,537 (6)	0.4
Darrell W. Chambliss	134,248 (7)	0.3
Worthing F. Jackman	67,501 (8)	0.1
William J. Razzouk	67,250 (9)	*
Michael W. Harlan	65,500 (10)	*
Robert H. Davis	25,650 (11)	*
All executive officers and directors as a group (15 persons)	2,233,981	4.7

  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In general, a person who has voting power and/or investment power with respect to securities is treated as the beneficial owner of those securities. Shares of common stock subject to options and/or warrants currently exercisable or exercisable within 60 days and shares of common stock into which convertible securities are convertible within 60 days count as outstanding for computing the percentage beneficially owned by the person holding such options, warrants and convertible securities. Except as otherwise indicated by footnote, we believe that the persons named in this table have sole voting and investment power with respect to the shares of common stock shown.
  The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. The address of Westfield Capital Management Co., LLC is One Financial Center, Boston, Massachusetts 02111. The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, CA 94403. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. The share ownership of FMR Corp. is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2005. The share ownership of Westfield Capital Management Co., LLC is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2005. The share ownership of Franklin Resources, Inc. is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2005. The share ownership of T. Rowe Price Associates, Inc. is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2005.
  Includes 3,200 shares owned by Mr. Bouck's two minor sons and 358,625 shares subject to options exercisable within 60 days of March 1, 2005.
  Includes 262,202 shares subject to options exercisable within 60 days of March 1, 2005. Also includes 270,625 shares held by Mittelstaedt Enterprises, L.P., of which Mr. Mittelstaedt is a limited partner. Excludes 1,900 shares held by the Mittelstaedt Family Trust as to which Mr. Mittelstaedt disclaims beneficial ownership.
  Includes 227,000 shares subject to options exercisable within 60 days of March 1, 2005.
  Includes 65,395 shares subject to options exercisable within 60 days of March 1, 2005.
  Includes 62,000 shares subject to options exercisable within 60 days of March 1, 2005.
  Includes 67,501 shares subject to options exercisable within 60 days of March 1, 2005.
  Includes 63,500 shares subject to options exercisable within 60 days of March 1, 2005.
  Includes 61,000 shares subject to options exercisable within 60 days of March 1, 2005.
  Includes 21,000 shares subject to options exercisable within 60 days of March 1, 2005.

PROPOSAL I - ELECTION OF DIRECTORS

Our Board of Directors is currently composed of five directors and is divided into three classes. One class is elected each year for a three-year term. Our Board of Directors has nominated Messrs. Dupreau and Davis for reelection to the Board of Directors to serve as Class I Directors until the annual meeting of stockholders to be held in 2008 and until a successor for each has been duly elected and qualified. Proxies will be voted, unless otherwise indicated, for the election of Messrs. Dupreau and Davis for director. Proxies will be voted in a discretionary manner if either of Messrs. Dupreau or Davis is unable to serve. Mr. Dupreau currently serves as Vice President - Western Region of the company, and is a director of Waste Connections. Mr. Davis is a director of Waste Connections.

Certain information about Messrs. Dupreau and Davis and the directors serving in Class II and Class III, whose terms expire in future years, is set forth below.

Name and Background	Age	Director Since
Nominees for Class I Directors for Terms Expiring in 2008

Eugene V. Dupreau has been Vice President - Western Region and a director of Waste Connections since February 1998. Mr. Dupreau served as President and a director of Madera Disposal Systems, Inc. beginning in 1981 and 1985, respectively, and held both positions until Waste Connections acquired Madera in 1998. Mr. Dupreau holds a B.S. degree in Business Administration from Fresno State University and has completed advanced coursework in waste management. Mr. Dupreau also holds two California State Contractor Licenses, Class A and C 12. He has served as a director of several civic and charitable organizations in Madera County.

	57	1998

Robert H. Davis is President/Chief Executive Officer and a director of GreenMan Technologies, Inc., a tire shredding and recycling company. Prior to joining GreenMan, Mr. Davis served as Vice President of Recycling for Browning-Ferris Industries, Inc. from 1990 to 1997. A 30-year veteran of the solid waste and recycling industry, Mr. Davis has also held executive positions with Fibres International, Garden State Paper Company and SCS Engineers, Inc. Mr. Davis holds a B.S. degree in Mathematics from California Polytechnic University and has done graduate work at George Washington University in Solid Waste Management.

	62	2001
Class II Directors Continuing in Office - Term Expiring in 2006

Michael W. Harlan is Executive Vice President and Chief Operating Officer of U.S. Concrete, Inc., a major producer of ready-mixed concrete and related concrete products. Mr. Harlan also served as U.S. Concrete's Chief Financial Officer from September 1998 to November 2004. From November 1997 to January 30, 1998, Mr. Harlan served as a consultant to Waste Connections on various financial matters. From March 1997 to August 1998, Mr. Harlan was Vice President and Chief Financial Officer of Apple Orthodontix, Inc., a publicly traded company that provides practice management services to orthodontic practices in the U.S. and Canada. In January 2000, approximately 17 months after Mr. Harlan departed from Apple Orthodontix, Apple Orthodontix filed a voluntary case under chapter 11 of the federal bankruptcy code. From April 1991 to December 1996, Mr. Harlan held various positions in the finance and acquisition departments of USA Waste Services, Inc. (including Sanifill, Inc., which was acquired by USA Waste Services, Inc.), including serving as Treasurer and Assistant Secretary, beginning in September 1993. From May 1982 to April 1991, Mr. Harlan held various positions in the tax and corporate financial consulting services division of Arthur Andersen LLP, where he was a Manager since July 1986. Mr. Harlan is a Certified Public Accountant and holds a B.A. degree from the University of Mississippi.

	44	1998

William J. Razzouk is Chief Executive Officer of Newgistics, Inc., the leader in intelligent returns management solutions for direct retailers and technology companies. Mr. Razzouk also owns WJR Advisors and WJR Ventures, management consulting and investment firms. From August 2000 to December 2002, he was a Managing Director of Paradigm Capital Partners, LLC, a venture capital firm in Memphis, Tennessee that focuses on meeting the capital and advisory needs of emerging growth companies. From September 1998 to August 2000, he was Chairman of PlanetRx.com, an e-commerce company focused on healthcare and sales of prescription and over-the-counter medicines, health and beauty products and medical supplies. He was also Chief Executive Officer of PlanetRx.com from September 1998 until April 2000. From April 1998 until September 1998, Mr. Razzouk owned a management consulting business and an investment company that focused on identifying strategic acquisitions. From September 1997 until April 1998, he was the President, Chief Operating Officer and a director of Storage USA, Inc., a publicly traded real estate investment trust that owns and operates more than 350 mini storage warehouses. He served as the President and Chief Operating Officer of America Online from February 1996 to June 1996. From 1983 to 1996, Mr. Razzouk held various management positions at Federal Express Corporation, most recently as Executive Vice President, World Wide Customer Operations, with full worldwide profit and loss responsibility. Mr. Razzouk previously held management positions at ROLM Corporation, Philips Electronics and Xerox Corporation. He previously was a director of Fritz Companies, Inc., Sanifill, Inc., Cordis Corp., Storage USA, PlanetRx.com, America Online, and La Quinta Motor Inns. Mr. Razzouk holds a Bachelor of Journalism degree from the University of Georgia.

	57	1998
Class III Director Continuing in Office - Term Expiring in 2007
Ronald J. Mittelstaedt has been Chief Executive Officer and a director of Waste Connections since the company was formed, and was elected Chairman in January 1998. Mr. Mittelstaedt was also President of the company from Waste Connections' formation through August 2004. Mr. Mittelstaedt has more than 16 years of experience in the solid waste industry. He holds a B.S. degree in Finance from the University of California at Santa Barbara.	41	1997

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE REELECTION OF MESSRS. DUPREAU AND DAVIS TO THE BOARD OF DIRECTORS.

Information Regarding Board of Directors and Committees

Our Board of Directors held seven meetings during 2004, four of which were regularly scheduled and three of which were special meetings held telephonically. The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each director attended at least 75% of the meetings of the Board of Directors and the committees on which he served in 2004. Our policy on director attendance at annual meetings of stockholders is that directors are invited but not required to attend. Mr. Mittelstaedt, the Chairman of the Board, and Mr. Dupreau attended the annual meeting of stockholders in 2004.

The Board has determined that each of Messrs. Harlan, Razzouk and Davis is "independent" within the meaning of Section 10A(m)(3) of the Securities Exchange Act of 1934 and Section 303A.02 of the New York Stock Exchange Listed Company Manual. These independent, non-management directors meet in an executive session, without management, at each of our four regularly scheduled Board meetings.

The Executive Committee, whose Chairman is Mr. Mittelstaedt and whose other current members are Mr. Harlan and Mr. Razzouk, met five times in 2004. The Executive Committee is authorized to exercise all of the powers and authority of the Board of Directors in managing our business and affairs, other than to authorize matters required by Delaware law to be approved by the stockholders, and other than adopting, amending or repealing any of our Bylaws. Between meetings of the Board, the Executive Committee approves all acquisitions by us for stock and all acquisitions by us for cash or other consideration of $2.5 million or more.

The Audit Committee, whose chairman is Mr. Harlan and whose other current members are Mr. Razzouk and Mr. Davis, met seven times in 2004. The Board has determined that all of the members of the Audit Committee are "financially literate" within the meaning of Section 303A.07 of the New York Stock Exchange Listed Company Manual and are "independent" as defined in Sections 303.01(B)(2)(a) and (3) and 303A.02 of that Manual and Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934. The Board has also determined that Mr. Harlan is an "audit committee financial expert" as defined in Item 401(h) of Regulation S-K. The committee's duties are discussed below under "Audit Committee Report." A current copy of the Audit Committee charter, which our Board has adopted, is available on our website at www.wasteconnections.com. A copy of the Audit Committee Charter may also be obtained, free of charge, by writing to the Secretary of Waste Connections, Inc., 35 Iron Point Circle, Suite 200, Folsom, California 95630.

The Compensation Committee, whose chairman is Mr. Razzouk and whose other current members are Mr. Harlan and Mr. Davis, met four times in 2004. This committee is responsible for establishing our executive officer compensation policies and administering such policies. The Compensation Committee studies, recommends and implements the amount, terms and conditions of payment of any and all forms of compensation for our directors and executive officers; approves and administers any guarantee of any obligation of, or other financial assistance to any officer or other employee; and approves the grant of options, warrants, restricted stock and other forms of equity incentives to officers, directors, employees, agents and consultants. See "Executive Compensation - Compensation Committee Report on Executive Compensation." The Board has determined that all members of the Compensation Committee are "independent" as defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual. A current copy of the Compensation Committee charter is available on our website at www.wasteconnections.com. A copy of the Compensation Committee Charter may also be obtained, free of charge, by writing to the Secretary of Waste Connections, Inc., 35 Iron Point Circle, Suite 200, Folsom, California 95630.

In 2003, the Board of Directors established a Nominating and Corporate Governance Committee to recommend director nominees to the Board and to develop and implement corporate governance principles. Mr. Davis is chairman of the Nominating and Corporate Governance Committee, and Messrs. Harlan and Razzouk are members of that committee. The Committee met once in 2004. The Board has determined that all of the members of the Nominating and Corporate Governance Committee are "independent" as defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual. A copy of the Nominating and Corporate Governance Committee Charter is available on our website at www.wasteconnections.com. A copy of the Nominating and Corporate Governance Committee Charter may also be obtained, free of charge, by writing to the Secretary of Waste Connections, Inc., 35 Iron Point Circle, Suite 200, Folsom, California 95630.

We have adopted Corporate Governance Guidelines to promote the effective functioning of the Board and its Committees, to promote the interests of stockholders and to ensure a common set of expectations concerning how the Board, its Committees and management should perform their respective functions. We have also adopted a Code of Conduct and Ethics that applies to all of our directors, officers, and employees. Copies of our Corporate Governance Guidelines and our Code of Conduct and Ethics are available on our website at www.wasteconnections.com. A copy of either may also be obtained, free of charge, by writing to the Secretary of Waste Connections, Inc., 35 Iron Point Circle, Suite 200, Folsom, California 95630.

Our Director Nomination Process

Our Board believes that directors must have the highest personal and professional ethics, integrity and values. They must be committed to representing the long-term interests of our stockholders. They must have objective perspective, practical wisdom, mature judgment and expertise, and operational or financial skills and knowledge useful to the oversight of our business. Our goal is to have a Board that represents diverse experiences at policy-making levels in business and other areas relevant to our activities. Directors should be committed to serving on the Board for an extended period of time.

In addition to the foregoing qualities, the Nominating and Corporate Governance Committee will take a number of other factors into account in considering candidates as nominees for the Board, including the following: (i) whether the candidate is independent within the meaning of Rule 303A.02 of the New York Stock Exchange Listed Company Manual and Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934; (ii) relevant business, academic or other experience; (iii) willingness and ability to attend and participate actively in Board and Committee meetings and otherwise to devote the time necessary to serve, taking into consideration the number of other boards on which the candidate serves and the candidate's other business and professional commitments; (iv) potential conflicts of interest; (v) whether the candidate is a party to any adverse legal proceeding; (vi) the candidate's reputation; (vii) specific expertise and qualifications relevant to any Committee that the candidate is being considered for, such as whether a candidate for the Audit Committee meets the applicable financial literacy or audit committee financial expert criteria; (viii) willingness and ability to meet our director's equity ownership guidelines; (ix) willingness to adhere to our Code of Conduct and Ethics; (x) ability to interact positively and constructively with other directors and management; (xi) willingness to participate in a one-day new director orientation session; (xii) willingness to attend educational forums or workshops to enhance understanding of new and evolving governance requirements; and (xiii) the size and composition of the current Board.

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management, third party advisors, business and personal contacts, and stockholders. The Committee may also engage the services of a search firm. After conducting an initial evaluation, the Nominating and Corporate Governance Committee will make arrangements for candidates it considers suitable to be interviewed by each member of the Committee. Each candidate will be required to complete a standard directors and officers questionnaire, completed by all of the directors annually. The Committee may also ask the candidate to meet with members of our management. If the Committee believes that the candidate would be a valuable addition to the Board, it will recommend the candidate for nomination to the Board.

The Nominating and Corporate Governance Committee will apply the criteria described above when considering candidates recommended by stockholders as nominees for the Board. In addition, any stockholder of ours may nominate one or more persons for election as a director of the company at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Amended and Restated Bylaws. We have an advanced notice Bylaw provision relating to the nomination of Directors. Pursuant to that provision, to be considered for inclusion in our proxy materials, notice of a stockholder's nomination of a person for election to the Board must be received by the Secretary of Waste Connections in writing at the address listed on the first page of this Proxy Statement no later than the close of business (California time) on the 120th day prior to the date which is the same month and day as the date of our proxy statement released to stockholders in connection with the previous year's annual meeting. To be considered timely, stockholder proposals submitted after this deadline must be received as set forth above no later than the close of business (California time) on the 90th day prior to the annual meeting of stockholders. The stockholder's written notice must include information about the proposed nominee, including name, age, business address, residence address, telephone number, email address, principal occupation, number of shares of our common stock beneficially owned, and any other information required in proxy solicitations for the election of directors, including employment history, participation as a director of other public or private corporations, and information about any relationship or understanding between the proposing stockholder and the candidate or any other person (naming that person) pursuant to which the nomination is to be made. The written notice must be accompanied by the executed consent of each nominee to serve as a director if elected. In addition, the stockholder giving the notice must include the following information: such stockholder's name, record address, phone number, email address, number of shares of our common stock beneficially owned, and a description of all arrangements or understandings between the stockholder and each nominee and any other person (naming such person) pursuant to which each nomination is to be made by the stockholder.

Before nominating a sitting director for reelection at an annual meeting, the Nominating and Corporate Governance Committee will consider the director's performance and contribution to the Board.

How to Contact Directors

Stockholders may communicate with the Board generally, with the non-management directors as a group or with a specific director at any time by writing to the Board, the non-management directors or a specific director, care of the Secretary of Waste Connections, Inc., 35 Iron Point Circle, Suite 200, Folsom, California 95630. The Secretary will forward all communications to the Board, the non-management directors or a specific director, as applicable, as soon as practicable after receipt without screening the communication. Stockholders are requested to provide their contact information and to state the number of shares of our common stock that they beneficially own in their communications to the Board. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, stockholders are urged to limit their communications to the Board to matters that are of stockholder interest and that are appropriate for consideration at the Board level.

Compensation of Directors

Directors who are officers or employees of Waste Connections do not currently receive any compensation as directors or for attending meetings of the Board of Directors or its committees. As of March 1, 2005, each independent director receives a monthly retainer of $1,625 plus a fee of $4,500 for attending each Board meeting and each committee meeting (unless held on the same day as a full Board meeting) in person and reimbursement of reasonable expenses incurred. Committee chairs receive the following additional compensation, which amounts are added to their monthly retainers: Audit Committee Chair - $500, Compensation Committee Chair - $125, and Nominating and Corporate Governance Committee Chair - $125. The monthly retainer is intended to compensate independent directors for participation in meetings held by conference call and for incidental participation in company affairs between meetings.

We grant each independent director who has not been an employee of ours at any time during the 12 months preceding his or her initial election and appointment to the Board an option to purchase shares of our common stock at the time of his or her initial election or appointment. We also grant each independent director an option to purchase between 15,000 and 30,000 shares of our common stock each year during which the director serves on the Board. All such options have an exercise price equal to the fair market value of the common stock on the grant date, vest in full on the grant date, and expire upon the earlier of ten years after the grant date or one year after the director ceases to be a member of the Board. Independent directors are also eligible to participate in our 2004 Equity Incentive Plan, which provides for the issuance of restricted stock and restricted stock units. The number of options granted to independent directors annually may be below the range listed above in the event such directors receive grants of restricted stock or restricted stock units in conjunction with options.

Directors' Equity Ownership

The Board has established a policy that requires each current independent director to acquire, by December 2005, a number of shares of our common stock with a market value at the time of purchase equal to approximately three times the director's annual cash compensation for serving as a director. New directors are required to acquire ownership of that number of shares over a three year period of time commencing with their appointment or election to the Board.

EXECUTIVE COMPENSATION

The following table contains information about the annual and long-term compensation earned in 2002, 2003 and 2004 by our Chief Executive Officer, Ronald J. Mittelstaedt, and our four other most highly compensated executive officers. The persons named in the table are sometimes referred to in this proxy statement as the "named executive officers." Mr. Mittelstaedt has been compensated in accordance with the terms of his Employment Agreement, which is described below. Shares and share prices discussed in this proxy statement have been adjusted to reflect our three-for-two stock split, in the form of a 50% stock dividend, effective as of June 24, 2004.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (1)	Shares Underlying Options Granted (2)	All Other Compensation
Ronald J. Mittelstaedt	2004	307,500	-	157,501	6,500 (3)
Chief Executive Officer	2003	295,000	-	115,000	5,000 (3)
and Chairman	2002	295,000	157,000	130,000	1,292 (3)
Steven F. Bouck	2004	237,000	-	112,501	5,357 (4)
President	2003	218,692	-	80,000	4,717 (4)
	2002	200,000	85,000	85,000	1,292 (4)
Darrell W. Chambliss	2004	206,250	-	97,501	5,339 (5)
Executive Vice President and Chief	2003	176,115	-	65,000	4,403 (5)
Operating Officer	2002	154,154	70,000	60,000	1,292 (5)
Robert D. Evans	2004	218,750	-	97,500	4,546 (6)
Executive Vice President, General	2003	203,058	-	75,000	248 (6)
Counsel and Secretary	2002	106,923	1,100,000 (7)	130,000	-
Worthing F. Jackman	2004	170,750	-	90,001	4,419 (8)
Executive Vice President and Chief	2003	105,346	156,733 (9)	75,000	-
Financial Officer	2002	-	-	-	-

  Amounts shown reflect salary and bonuses earned by the named executive officers for the applicable fiscal year. Salaries generally reflect raises to base salary that some or all of the named executive officers have received during that fiscal year. In 2004, salaries reflect raises that the named executive officers received on October 1 of that year. Bonuses are paid in the fiscal year following the fiscal year in which they are earned, unless deferred at the election of the executive under our Nonqualified Deferred Compensation Plan for eligible employees.
  See "Option Grants" below.
  The amounts shown represent matching contributions by the company to the company's 401 (k) Plan on behalf of Mr. Mittelstaedt.
  The amounts shown include matching contributions by the company to the company's 401 (k) Plan on behalf of Mr. Bouck of $3,345, $4,717 and $1,292 in fiscal 2004, 2003 and 2002 and (ii) a restoration matching contribution by the company to the company's Nonqualified Deferred Compensation Plan for eligible employees on behalf of Mr. Bouck of $2,012 in fiscal 2004.
  The amounts shown include matching contributions by the company to the company's 401 (k) Plan on behalf of Mr. Chambliss of $2,675, $4,403 and $1,292 in fiscal 2004, 2003 and 2002 and (ii) a restoration matching contribution by the company to the company's Nonqualified Deferred Compensation Plan for eligible employees on behalf of Mr. Chambliss of $2,664 in fiscal 2004.
  The amounts shown include matching contributions by the company to the company's 401 (k) Plan on behalf of Mr. Evans of $3,402 and $248 in fiscal 2004 and 2003 and (ii) a restoration matching contribution by the company to the company's Nonqualified Deferred Compensation Plan for eligible employees on behalf of Mr. Evans of $1,144 in fiscal 2004.
  The amount shown consists of (i) a $100,000 annual bonus earned by Mr. Evans in fiscal 2002, (ii) stock options granted with an aggregate exercise price $600,000 below the fair market value on the date of grant and (iii) a $400,000 signing bonus, a portion of which was paid to Mr. Evans at his discretion in installments through 2005.
  The amount shown represents a restoration matching contribution by the company to the company's Nonqualified Deferred Compensation Plan for eligible employees on behalf of Mr. Jackman.
  The amount shown consists of (i) a $56,733 guaranteed annual bonus earned by Mr. Jackman in fiscal 2003 and (ii) a $100,000 signing bonus paid to Mr. Jackman.

During each of the fiscal years covered by the Summary Compensation Table above, we made available to certain employees, including each the named executive officers listed below, the following perquisites and other personal benefits or provided reimbursement for the costs thereof: (i) health club memberships (Messrs. Mittelstaedt and Bouck), (ii) car allowance (Mr. Mittelstaedt), (iii) home office internet and fax services (Mr. Evans), (iv) professional association memberships (Messrs. Mittelstaedt, Bouck, Chambliss and Evans), and (v) corporate housing (Mr. Evans for 2004). In addition, we make available for business use to certain of our named executive officers a private aircraft which the company owns. Our general policy is not to permit employees, including named executive officers, to use such aircraft for personal use. The aggregate incremental cost to Waste Connections for each named executive officer's perquisites and other personal benefits was less than the lower of (a) $50,000 or (b) 10% of his combined annual salary and bonus reported for the fiscal year, which is the threshold for reporting established by the Securities and Exchange Commission in Item 402(b)(2)(iii)(C) of Regulation S-K.

Stock Option Grants

The following table contains information concerning the grant of options to purchase shares of our common stock during 2004 to the named executive officers.

2004 Option Grants

Name of Beneficial Owner	Number of Shares Underlying Options Granted (1)	% of Total Options Granted to Employees in 2004	Exercise Price Per Share (2)	Expiration Date	Potential Realizable Value at Assumed Stock Price Appreciation for Option Term (3) 5% 10%
Ronald J. Mittelstaedt	157,501	6.7%	$24.93	2/3/2014	$2,469,355	$8,188,143
Steven F. Bouck	112,501	4.8	24.93	2/3/2014	1,763,829	5,848,688
Darrell W. Chambliss	97,501	4.1	24.93	2/3/2014	1,528,654	5,068,870
Robert D. Evans	97,500	4.1	24.93	2/3/2014	1,528,638	5,068,818
Worthing F. Jackman	90,001	3.8	24.93	2/3/2014	1,411,067	4,678,961

  Options for 153,491 shares granted to Mr. Mittelstaedt, 108,491 shares granted to Mr. Bouck, 93,491 shares granted to Mr. Chambliss, and all options granted to Mr. Evans and Mr. Jackman vest over a three-year period commencing on the date of grant. Options for 4,010 shares granted to Mr. Mittelstaedt, 4,010 shares granted to Mr. Bouck, and 4,010 shares granted to Mr. Chambliss vest on the third anniversary of the date of grant.
  All options granted to the named executive officers were granted at fair market value as determined by the Compensation Committee on the date of grant.
  Amounts reported in these columns represent amounts that the named executive officers could realize on exercise of options immediately before they expire, assuming that our common stock appreciates at 5% or 10% annually. These amounts do not take into account taxes and expenses that may be payable on such exercise. The amount actually realized will depend on the price of our common stock when the options are exercised, which exercise may occur before the term expires. The Securities and Exchange Commission requires the table to reflect 5% and 10% annualized rates of stock price appreciation. We do not project those rates and our common stock may not appreciate at those rates.

Stock Option Exercises

The following table shows information about the named executive officers' exercises of options during 2004 and the value of their unexercised options outstanding as of December 31, 2004.

Aggregated Option Exercises in 2004 and Year-End Option Values

Name of Beneficial Owner	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at December 31, 2004 Exercisable Unexercisable		Value of Unexercised In-the-Money Options at December 31, 2004 (1) Exercisable Unexercisable
Ronald J. Mittelstaedt	242,799	$3,690,361	152,202	337,501	$2,207,462	$3,927,209
Steven F. Bouck	54,249	993,457	240,501	235,001	4,147,033	2,821,828
Darrell W. Chambliss	167,501	1,949,439	-	192,501	-	2,265,653
Robert D. Evans	40,000	619,700	157,501	207,500	2,351,463	2,298,050
Worthing F. Jackman	37,500	445,125	-	165,001	-	1,792,809

(1) Based on the closing price of our common stock of $34.25 on the New York Stock Exchange on December 31, 2004, less the per share exercise price.

Equity Compensation Plan Information

The following is a summary of all of our equity compensation plans, including plans that were assumed through acquisitions and individual arrangements that provide for the issuance of equity securities as compensation, as of December 31, 2004.

	(a)	(b)	(c)
Equity Compensation Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Approved by stockholders	2,780,367	$21.43	4,196,855
Not approved by stockholders	2,870,363	$22.54	504,023
Total	5,650,730	$22.00	4,700,878

The material features of our equity compensation plans not approved by stockholders are described below.

2002 Stock Option Plan

In 2002, the Board of Directors authorized the 2002 Stock Option Plan. Participation in the 2002 Stock Option Plan is limited to consultants and employees, other than officers and directors. Options granted under the 2002 Stock Option Plan are nonqualified stock options and have a term of no longer than 10 years from the date they are granted. Options generally become exercisable in installments pursuant to a vesting schedule set forth in each option agreement. The Board of Directors authorizes the granting of options and determines the employees and consultants to whom options are to be granted, the number of shares subject to each option, the exercise price, option term, vesting schedule and other terms and conditions of the options.

2002 Restricted Stock Plan

In 2002, our Board of Directors adopted the 2002 Restricted Stock Plan in which selected employees, other than officers and directors, may participate. Restricted stock awards under this plan may or may not require a cash payment from a participant to whom an award is made. The awards become free of the stated restrictions over periods determined at the date of the grant, subject to continuing employment, the achievement of particular performance goals and/or the satisfaction of certain vesting provisions applicable to each award of shares. The Board of Directors currently administers the Restricted Stock Plan. The Board of Directors authorizes the grant of any stock awards and determines the employees to whom shares are awarded, number of shares to be awarded, award period and other terms and conditions of the awards. Shares of restricted stock may be forfeited and revert to us if a plan participant resigns from Waste Connections and its subsidiaries, is terminated for cause or violates the terms of any non-competition or non- solicitation agreements to which that plan participant is bound (if such plan participant has been terminated without cause).

2002 Consultant Incentive Plan

In 2002, the Board of Directors authorized the 2002 Consultant Incentive Plan, under which warrants to purchase our common stock may be issued to certain of our consultants. Warrants awarded under the Consultant Incentive Plan are subject to a vesting schedule set forth in each warrant agreement. Historically, warrants issued have been fully vested and exercisable at the date of grant. The Board of Directors authorizes the issuance of warrants and determines the consultants to whom warrants are to be issued, the number of shares subject to each warrant, the purchase price, exercise date and period, warrant term and other terms and conditions of the warrants.

Non-Plan Warrants

Prior to the Board's approval of the 2002 Consultant Incentive Plan, we issued warrants to purchase our common stock on an individual basis to certain consultants that assisted us in various capacities and certain employees. Historically, these warrants were issued fully vested and were exercisable at the date of grant. The Board of Directors authorized the issuance of such warrants and determined the consultants to whom such warrants were issued, the number of shares subject to each warrant, the purchase price, exercise date and period, warrant term and other terms and conditions of the warrants.

Employment and Severance Arrangements

We have entered into employment agreements with each of the named executive officers. The employment agreements with Messrs. Mittelstaedt and Chambliss were entered into on October 1, 1997, and amended effective June 1, 2000. Mr. Mittelstaedt's employment agreement was amended again effective March 1, 2004, and was amended on March 22, 2005 to correct a typographical error. The current term of the employment agreement for Mr. Chambliss continues through May 31, 2007, while Mr. Mittelstaedt's current term continues through February 28, 2008. The employment agreement with Mr. Bouck was entered into on February 1, 1998, was amended effective June 1, 2000, and was amended again effective October 1, 2004. The current term of Mr. Bouck's employment agreement continues through September 30, 2007. The terms of the employment agreements for each of Messrs. Mittelstaedt, Chambliss and Bouck are automatically extended for an additional year on the anniversary of their effective date, thus extending the terms to three years from that anniversary date, unless either party has given the other notice of termination.

The employment agreement with Mr. Evans was entered into as of May 10, 2002 and has a current term that continues through May 31, 2007. On June 1 of each year, the term of Mr. Evans' employment agreement is automatically extended for an additional year, thus extending the term to three years from that anniversary date, unless either party has given the other notice of termination. The employment agreement with Mr. Jackman was entered into as of April 11, 2003 and has a current term that continues through April 25, 2007. On April 25 of each year, the term of Mr. Jackman's employment agreement is automatically extended for an additional year, thus extending the term to three years from that anniversary date, unless either party has given the other notice of termination.

Waste Connections or the named executive officer may terminate each employment agreement with or without cause at any time. If we terminate the agreement without cause (as defined in the agreement) or if the named executive officer terminates the agreement for good reason (as defined in the agreement), we are required to make certain severance payments to him, and all of the named executive officer's restricted stock will become unrestricted and freely transferable and his unvested options, warrants, and rights relating to our common stock will immediately vest and all such securities that he then holds would be exercisable for a period ranging from three to five years from the date of termination. A change in control of Waste Connections (as defined in the agreement) is generally treated as a termination of the named executive officer without cause.

Severance payments payable to Mr. Mittelstaedt would consist of the following: (i) his base salary payable through the termination date and a prorated portion of the maximum bonus payable to him for the year in which the termination occurs; (ii) an amount equal to three times (a) his then- current base salary and maximum bonus for the year in which termination occurs and (b) the amount of all vehicle allowance and vehicle-related, telephone and facsimile reimbursements described in the agreement that were payable to him with respect to the twelve months preceding the termination date; and (iii) an amount equal to the excess of (a) the premiums payable by the officer for health insurance covering him and his family comparable to the health insurance then offered by us for a period of three years following the termination date, over (b) the premiums that would be payable by him to cover him and his family if he was still employed by us during that period. Mr. Mittelstaedt's severance payment is payable in a lump sum, subject to his compliance with certain provisions of his employment agreement.

The severance payment payable to each of Messrs. Chambliss, Bouck, Evans and Jackman would be equal to his base salary payable through his termination date and the full (not prorated) maximum bonus payable to him for the year in which the termination occurs, plus an amount equal to three times his then current base salary and maximum bonus for the year in which termination occurs. One- third of any such severance payment is payable on termination of employment, and one-third is payable on each of the first and second anniversaries of termination of employment, subject to the officer's compliance with certain provisions of his employment agreement. Mr. Evans' employment agreement provides that he may borrow up to $400,000 from us in $100,000 increments during each twelve month period commencing June 1, 2002, 2003, 2004 and 2005 bearing interest at the rate of 6% per annum. Any portion not drawn in any such one-year period may be carried forward and borrowed during any subsequent one-year period. Any such loan would be due and payable May 31, 2006, although if the market value of options for 70,000 shares granted to Mr. Evans in 2002 is not greater than $1.5 million for a specified period in the year before the loan is due, the principal and any accrued but unpaid interest will be forgiven, unless Mr. Evans elects to extend the loan for another year. Mr. Evans has not borrowed any of these funds from us. As part of Mr. Evans' severance package, the principal and accrued but unpaid interest on these borrowings would be forgiven and, if the amount borrowed were less than $400,000, Mr. Evans would receive a lump sum payment of $400,000, less the principal amount of these borrowings that is forgiven.

In the event of a change in control (as defined in each agreement), each of the named executive officers would be entitled to payment of his respective severance amount in a lump sum and not in installments. In the event Mr. Mittelstaedt voluntarily terminates his employment or his employment is terminated for cause, we have the option to make him subject to the terms of a non- competition agreement for a period of 18 months from the date of termination, in which case he would be entitled to the same severance benefits to which he would be entitled in the event of a termination without cause.

In addition to his severance payments, in the event of a change in control after which any previously outstanding option, warrant or other right relating to our capital stock fails to remain outstanding, each of the named executive officers would be entitled to receive either (i) options to purchase that number of shares of stock of the acquiring company that he would have received had he exercised his terminated Waste Connections options, warrants or rights immediately prior to the acquisition resulting in a change in control and received for the shares acquired on exercise of such options shares of the acquiring company in the change in control transaction (the aggregate exercise price for the shares covered by such options would be the aggregate exercise price for the terminated Waste Connections options, warrants or rights) or (ii) a lump sum payment equal on an after-tax basis to at least the net after-tax gain they would have realized on exercise of such options of the acquiring company and sale of the underlying shares.

Salary and Bonus Compensation Levels for 2005

The base salaries and maximum performance bonuses as a percentage of annual base salary for the named executive officers for the year 2005 are set forth below:

	Annual Base Salary	Maximum Bonus
Ronald J. Mittelstaedt	$395,000	100%
Steven F. Bouck	$285,000	50%
Darrell W. Chambliss	$250,000	50%
Robert D. Evans	$245,000	50%
Worthing F. Jackman	$215,000	50%

Certain Relationships and Related Transactions

On January 20, 2005, we promoted Namen Chambliss, the brother of Darrell Chambliss, to the position of Network Manager. Prior to this appointment, Mr. N. Chambliss held the position of Systems Operations Supervisor for the Eastern Region, and was based in our regional office in Memphis, TN. The total salary and bonus compensation we paid to Mr. N. Chambliss in 2004 was $59,027. In addition, Mr. N. Chambliss realized a gain of $15,541 in 2004 on the sale of common stock received on exercise of options granted to him in previous years. In 2004, we granted Mr. N. Chambliss nonqualified options to purchase 4,500 shares of our common stock. The options were granted on the same terms and conditions as nonqualified options granted to all other employees. As a result of his new position as Network Manager, Mr. N Chambliss' annual salary increased to $75,000 on January 21, 2005, and he will receive a hiring bonus equal to $1,250 each month over the next two years, which will be paid to him in lieu of cash performance bonuses of 15% of his base salary to which he otherwise might be entitled for those years.

Until November 22, 2004, we employed John Felts, the brother-in-law of Ronald Mittelstaedt, as Network Manager. The total salary and bonus compensation we paid to Mr. Felts in 2004 was $68,377. In addition, Mr. Felts realized a gain of $46,260 in 2004 on the sale of common stock received on exercise of options granted to him in previous years. In 2004, we granted Mr. Felts 750 shares of our restricted stock and nonqualified options to purchase 7,500 shares of our common stock. The nonqualified options and restricted stock were granted on the same terms and conditions as nonqualified options and restricted stock granted to all other employees. Mr. Felts resigned from his position on November 22, 2004. Pursuant to the terms and conditions of his option and restricted stock grants, Mr. Felts' options terminated and his shares of restricted stock were forfeited on the date of his resignation. He also reimbursed the company $85,000 for commissions he and a company with which he was affiliated received from third party telecommunications providers for telecommunications contracts the company entered into with these providers during his employment.

Compensation Committee Interlocks and Insider Participation

In 2004, the Compensation Committee of our Board consisted of Messrs. Razzouk, Harlan and Davis. None of our executive officers served as a director or member of the compensation committee of another entity which had an executive officer that served as a director or member of our Compensation Committee.

Compensation Committee Report on Executive Compensation

The Compensation Committee has prepared the following report for Waste Connections' stockholders on executive compensation.

Compensation Procedures and Policies. The Compensation Committee determines the compensation of all of Waste Connections' executive officers, including the named executive officers. All decisions by the Compensation Committee relating to the compensation of executive officers, including decisions relating to stock options, are reviewed by the full Board of Directors.

Our executive compensation philosophy and specific compensation plans are designed to tie a significant portion of executive compensation to Waste Connections' performance on both a short-term and long-term basis. The Compensation Committee believes that this philosophy and the structure of the company's compensation plans will assist Waste Connections in attracting and retaining the best possible executive talent. The Compensation Committee believes, therefore, that compensation packages for executive officers of Waste Connections should consist of three main components: (i) annual base salary; (ii) cash performance bonuses, the amount of which is dependent on individual performance and the company's success in meeting specified targets of growth in operating income before depreciation and amortization as well as budgeted earnings per share annually; and (iii) stock option and other equity-based compensation awards designed to align executive officers' interests with those of stockholders by rewarding outstanding performance and providing long-term incentives. Each of these components is intended to complement the others which, taken together, satisfy our compensation objectives. The Compensation Committee's policies with respect to each of the three components, including the bases for the compensation awarded to Ronald J. Mittelstaedt, as the company's Chief Executive Officer, are discussed below.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly- held corporations for compensation in excess of $1,000,000 paid for any fiscal year to a corporation's Chief Executive Officer and its four (4) other most highly compensated officers. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The policy of the Compensation Committee is to structure the compensation of the company's executive officers to avoid the loss of the deductibility of any compensation, even though Section 162(m) does not preclude the payment of compensation in excess of $1,000,000. Notwithstanding the above, the Compensation Committee reserves the authority to award non-deductible compensation in circumstances as it deems appropriate. The company believes that Section 162(m) will not have any effect on the deductibility of the compensation of any executive officer for 2004.

Base Salary. Each fiscal year, the Compensation Committee reviews the base salary of our Chief Executive Officer and the recommendation of the Chief Executive Officer with regard to the base salary of each of our other executive officers and approves, with any modifications it deems appropriate, annual base salaries for each of the executive officers. The Compensation Committee reviews available national survey data regarding salaries of those persons holding comparable positions at comparably sized service companies from a variety of industries to establish base salary ranges. The base salary paid in 2004 to each of the executive officers, including the Chief Executive Officer, was at the low end of the applicable range for comparable positions at comparable companies.

Annual Performance Bonus. The Compensation Committee also considers the payment of cash performance bonuses as part of its compensation program. Annual cash bonuses reflect a policy of requiring a certain level of financial and operational performance, generally based on achieving target levels of operating income before depreciation and amortization and earnings per share, for the prior fiscal year before any cash bonuses are earned by executive officers. In general, the Compensation Committee has tied maximum potential bonus compensation to base salary at levels that make the company competitive to other comparably sized solid waste services companies. Waste Connections did not pay cash performance bonuses to its executive officers for 2004. Rather, the executive officers elected to forego such bonuses for the benefit of field level management, who generally did receive bonuses.

Stock Options. The company's executive officers are also entitled to participate in the Second Amended and Restated 1997 Stock Option Plan, the 2002 Senior Management Equity Incentive Plan and the 2004 Equity Incentive Plan. The Compensation Committee believes that it is to Waste Connections' advantage to increase the interest of the executives in the company's welfare, as these employees share the primary responsibility for the company's management and growth, and such equity- based compensation will serve to align the executives' interests with those of the company's stockholders. In addition, the Compensation Committee believes that because new option grants are set at fair market value, such grants have the effect of increasing the executive's price targets for the company's common stock. Moreover, the company's stock option plans provide a significant, non-cash form of compensation, which is intended to benefit Waste Connections and its stockholders by enabling the company to continue to attract and to retain qualified personnel without having a negative impact on its cash flow. The Compensation Committee generally sets option grant levels at ranges that exceed those of comparably sized solid waste companies.

Chief Executive's Compensation for 2004. On October 1, 2004, Mr. Mittelstaedt's base salary was increased to $345,000 per year, which level remained in effect through December 31, 2004. Mr. Mittelstaedt's cash performance bonus for 2004 was based on Waste Connections achieving specified levels of growth in revenues, achieving a specified level of operating income before depreciation and amortization and achieving specified earnings per share. While the company generally achieved these levels for 2004, Mr. Mittelstaedt, along with each of the company's other executive officers, elected to forego a cash performance bonus for the benefit of field level management, who generally did receive bonuses. On February 3, 2004, Waste Connections granted Mr. Mittelstaedt 153,491 non-qualified options and 4,010 incentive stock options to purchase shares of Waste Connections common stock at a price of $24.93 per share. The non-qualified options vest ratably on an annual basis over three years from the date of grant and expire on February 3, 2014. The incentive stock options vest on the third anniversary of the grant date and expire on February 3, 2014.

Implementation of Changes in Compensation Philosophy. In anticipation of being required to expense stock options commencing in 2005 and the variable impact of stock options on determining the number of shares outstanding for purposes of calculating fully diluted earnings per share, in 2004 the Compensation Committee began implementing changes to the company's compensation philosophy. Generally, our intent is to increase base salary and cash performance bonuses to more competitive levels through 2007, to implement restricted stock and restricted stock unit grants in 2006, and to reduce the number of options granted to our employees, officers and directors.

This report is submitted on behalf of the Compensation Committee.

William J. Razzouk, Chairman Michael W. Harlan Robert H. Davis

Audit Committee Report

The Audit Committee has prepared the following report for Waste Connections' stockholders.

The Audit Committee, whose chairman is Mr. Harlan and whose other current members are Mr. Razzouk and Mr. Davis, met seven times in 2004. The Audit Committee operates under a written charter adopted by the Board of Directors.

Management is responsible for Waste Connections' internal controls and the financial reporting process. The company's independent auditors are responsible for (i) auditing management's assessment that Waste Connections maintained effective internal control over financial reporting and issuing a report thereon and on the effectiveness of the company's internal control over financial reporting based on its audit and (ii) performing an independent audit of the company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibilities are to review the company's internal controls and the objectivity of its financial reporting, and to meet with appropriate financial personnel and the company's independent auditors in connection with these reviews. The Audit Committee also reviews the professional services provided by the company's independent auditors and reviews such other matters concerning Waste Connections' accounting principles and financial and operating policies, controls and practices, its public financial reporting policies and practices, and the results of its annual audit as the Committee may find appropriate or as may be brought to the Committee's attention.

In this context, the Audit Committee has met and held discussions with Waste Connections' management and its independent auditors. Management represented to the Audit Committee that Waste Connections' consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committee).

The independent auditors also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the independent auditors that firm's independence and considered the compatibility of non-audit services with the auditors' independence.

Based on the Audit Committee's discussions with management and the independent auditors and its review of the representations of management and the report of the independent auditors, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Waste Connections' Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the Securities and Exchange Commission. The Audit Committee also dismissed Ernst & Young LLP as the company's independent auditors on March 16, 2005 and on March 21, 2005 appointed PricewaterhouseCoopers LLP as the company's independent auditors for fiscal year 2005.

This report is submitted on behalf of the Audit Committee.

Michael W. Harlan, Chairman William J. Razzouk Robert H. Davis

COMPARISON OF TOTAL STOCKHOLDER RETURN

The following graph compares the total cumulative stockholder returns on common stock over the past five fiscal years for Waste Connections with the total cumulative returns of S&P 500 and a peer group index selected by us from December 31, 1999, through December 31, 2004. The graph assumes an investment of $100 in our common stock on 12/31/1999, and the reinvestment of all dividends (we have not paid any dividends during the period indicated). This chart has been calculated in compliance with Securities and Exchange Commission requirements and prepared by Standard & Poor's Compustat ®.

The peer group consists of the following companies: Allied Waste Industries, Inc., Casella Waste Systems, Inc., Republic Services, Inc., Waste Industries USA, Inc. and Waste Management, Inc.

	Cumulative Total Return
	12/99	12/00	12/01	12/02	12/03	12/04
WASTE CONNECTIONS, INC.	100.00	229.00	214.65	267.43	261.61	355.84
S&P 500 INDEX	100.00	90.90	80.09	62.39	80.29	89.03
PEER GROUP	100.00	151.98	172.25	130.87	169.40	176.58

THE STOCK PRICE PERFORMANCE INCLUDED IN THIS GRAPH IS NOT NECESSARILY INDICATIVE OF FUTURE STOCK PRICE PERFORMANCE.

PROPOSAL 2 - APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

At a meeting held on March 16, 2005, the Audit Committee of the Board of Directors approved the dismissal of the firm Ernst & Young LLP as our independent registered public accounting firm. Ernst & Young audited our consolidated financial statements for the fiscal year 2004. The Audit Committee subsequently concluded a proposal process for a new independent registered public accounting firm, and, at a meeting held on March 21, 2005, the Audit Committee appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2005.

Ernst & Young's reports on the company's consolidated financial statements for the fiscal years ended December 31, 2004 and 2003 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During our fiscal years ended December 31, 2004 and 2003, and the interim period from January 1, 2005 through March 16, 2005, there were no disagreements with Ernst & Young on any matters of accounting principle or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the matter in its reports. During the period described in the preceding sentence, there were no "reportable events" (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Audit Committee of the Board of Directors requests that stockholders ratify its selection of PricewaterhouseCoopers LLP to serve as the company's independent registered public accounting firm for fiscal 2005. We expect representatives of PricewaterhouseCoopers to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to answer appropriate questions. Ratification by stockholders is not required by law, our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws for the Audit Committee to appoint an independent registered accounting firm, but the appointment is submitted to you by the Audit Committee in order to give stockholders a voice in the appointment of the company's independent registered public accounting firm. If the stockholders should fail to ratify the appointment of PricewaterhouseCoopers, the Audit Committee would reconsider the appointment. Even if stockholders approve the appointment, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR FISCAL 2005.

A summary of fees we paid to Ernst & Young LLP for services rendered in 2004 and 2003 is set forth below.

Audit Fees

We were billed fees for audit services totaling $1,539,011 and $840,000 in 2004 and 2003, respectively. Fees for audit services included fees associated with both the audit of our consolidated financial statements and the audit of our internal control over financial reporting for fiscal 2004, the audit of our consolidated financial statements for fiscal 2003, reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q, comfort letters, consents, assistance with review of documents filed with the SEC, and accounting consultations.

Audit-Related Fees

We were not billed for audit-related services in 2004 or 2003.

Tax Fees

We were billed fees for tax compliance, advice and planning totaling $39,255 and $38,000 in 2004 and 2003, respectively. Tax compliance, advice and planning principally included analysis to determine the amount of personal goodwill associated with acquisitions in 2004 and 2003.

All Other Fees

We were billed fees for miscellaneous consulting projects totaling $0 and $7,000 in 2004 and 2003, respectively. Miscellaneous consulting projects principally included advice and consultation regarding the establishment of best practices for our internal audit department.

The Audit Committee considers the services provided by Ernst & Young described under "Tax Fees" and "All Other Fees" to be compatible with Ernst & Young LLP's independence during the periods covered.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the chairman of the Audit Committee authority to approve permitted services, provided that the chairman reports all approvals to the Committee at its next meeting. All of the services described above under "Audit Fees," "Audit-Related Fees," "Tax Fees" and "All Other Fees" were approved by the Audit Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of reports on Forms 3, 4 and 5, and amendments thereto, furnished to us during and with respect to fiscal year 2004 pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other reports were required, we believe that no executive officers or directors were late in filing such reports during 2004, with the exception of: each of our executive officers (Messrs. Mittelstaedt, Bouck, Chambliss, Evans, Jackman, Kenneth O. Rose, David G. Eddie, David M. Hall, Eric O. Hansen, Jerri L. Hunt and James M. Little), each of our four other directors (Messrs. Davis, Dupreau, Harlan and Razzouk) and our then Vice President - Chief Information Officer, Michael R. Foos, filed one late report on Form 4 disclosing the number of stock options granted to them in February 2004, with each report covering one grant of stock options. In addition, Mr. Chambliss failed to file four reports on Form 4 during 2004 covering four transactions in which he gifted common stock to third parties and filed a corresponding late report on Form 5 in 2005 covering these four transactions.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

To be considered for inclusion in next year's proxy materials, stockholder proposals to be presented at the company's 2006 Annual Meeting must be in writing and be received by the Secretary of Waste Connections, at the address set forth on the first page of this Proxy Statement, no later than the close of business (California time) on December 8, 2005. Stockholder proposals submitted after that date will be considered untimely, within the meaning of Rules 14a-5(e)(2) and 14a-4(c)(1) under the Securities Exchange Act of 1934, unless received as set forth above no later than the close of business (California time) on the 90th day prior to the date of the 2006 Annual Meeting.

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

Our Annual Report on Form 10-K for fiscal 2004 filed with the Securities and Exchange Commission, and the exhibits filed with it, are available at the company's web site at www.wasteconnections.com. Upon request by any stockholder to Robert D. Evans, the company's Secretary, at the company's address listed on the first page of this Proxy Statement, a copy of our 2004 Form 10-K, without exhibits, will be furnished without charge, and a copy of any or all exhibits to our 2004 Form 10-K will be furnished for a fee which will not exceed our reasonable expenses in furnishing the exhibits.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment. It is important that the proxies are returned promptly and that your shares are represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

Robert D. Evans Secretary

April 7, 2005

WASTE CONNECTIONS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 25, 2005
10:00 A.M., Pacific Time

SACRAMENTO MARRIOTT RANCHO CORDOVA
11211 Point East Drive
Rancho Cordova, CA 95742

Waste Connections, Inc.
35 Iron Point Circle, Suite 200
Folsom, CA 95630

proxy

This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on May 25, 2005.

The undersigned holder of Common Stock of Waste Connections, Inc. ("WCI") acknowledges receipt of WCI's Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 7, 2005, and Annual Report to Stockholders for 2004. The undersigned revokes all prior proxies and appoints Ronald J. Mittelstaedt and Worthing F. Jackman, and each of them, individually and with full powers of substitution and resubstitution, proxies for the undersigned to vote all shares of WCI Common Stock that the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, May 25, 2005 at 10:00 A.M., Pacific Time, at the Sacramento Marriott Rancho Cordova, 11211 Point East Drive, Rancho Cordova, California 95742, and any adjournment thereof, as designated on the reverse side of this Proxy Card.

THIS PROXY WILL BE VOTED ACCORDING TO THE SPECIFICATIONS YOU MAKE ON THE REVERSE SIDE. IF YOU DO NOT SPECIFY ON THE REVERSE SIDE BUT YOU DO SIGN AND DATE THIS PROXY CARD, THIS PROXY WILL BE VOTED FOR THE PROPOSALS REFERRED TO IN (1) AND (2) ON THE REVERSE SIDE.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

See reverse for voting instructions

Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

1. Election of Directors:

01 Eugene V. Dupreau

02 Robert H. Davis

☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

_______________________________________

2. Ratification of appointment of PricewaterhouseCoopers LLP as WCI's independent registered public accounting firm for the fiscal year ending December 31, 2005.

☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐

If you plan to attend the Annual Meeting of Stockholders, please mark the following box. ☐

DATED: _________________________, 2005

_________________________________________
Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.